SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549

                __________________________________

                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                __________________________________

                 P A L L   C O R P O R A T I O N
      (Exact name of registrant as specified in its charter)

      New York                            11-1541330
(State or other jurisdiction of   (I.R.S. Employer Identification No.)
incorporation or organization)

                      2200 Northern Boulevard
                    East Hills, New York  11548
             (Address of Principal Executive Offices)

                         PALL CORPORATION
                  1995 EMPLOYEE STOCK OPTION PLAN
                                AND
           STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                     (Full title of the plans)

                   PETER SCHWARTZMAN, SECRETARY
                         Pall Corporation
                      2200 Northern Boulevard
                    East Hills, New York  11548
              (Name and address of agent for service)

                          (516) 484-5400
   (Telephone number, including area code, of agent for service)

                             Copy to:
                     CARTER, LEDYARD & MILBURN
                           2 Wall Street
                  New York, New York  10005-2072
                 Attention:  Heywood Shelley, Esq.

                  CALCULATION OF REGISTRATION FEE

                                  Proposed    Proposed
                                  maximum    maximum
Title of secu-                    offering   aggregate      Amount of
  rities to be     Amount to be   price per  offering       registra-
  registered       registered     share      price          tion fee


Common Stock,
  $.10 par value   1,080,000 shs. $24.25(1)  $ 26,190,000(1) $ 9,031.04

Common Stock,
  $.10 par value   3,220,000 shs. $26.8125(2)  86,336,250(2)  29,771.12
                   ---------                  -----------     ---------

      Totals       4,300,000 shs.      --    $112,526,250    $38,802.16
                   =========                  ===========     =========
Common Share
  Purchase Rights  4,300,000 rights   --  (3)        --  (3)    None

(1) Calculated pursuant to Rule 457(h) on the basis of the price at which outstanding options under the Plans may be exercised.

(2) Calculated pursuant to Rule 457(h) upon the basis of the average of the high and low prices ($27 1/4 and $26 ) of a share of the Common Stock as reported for New York Stock Exchange composite transactions on November 30, 1995.

(3) Included in the offering price of the Common Stock being registered hereby. Until the Distribution Date, as defined in the Rights Agreement providing for the Common Share Purchase Rights, such Rights will be transferable only with the Common Stock and will be evidenced by the certificates evidencing the Common Stock.



    This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

                            PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference the following documents into this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended July 29, 1995; and

         (b) The descriptions of the Common Stock and the Common Share Purchase Rights of the Registrant contained in the Registrant's Registration Statements on Form 8-A, both dated September 10, 1992, for the registration of the Common Stock and the Common Share Purchase Rights pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and any updates of such descriptions contained in any regis-tration statement, report or amendment thereto of the Registrant hereafter filed under the Exchange Act.

         In addition, all reports and documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.


Item 4.  Description of Securities.

         Not required.


Item 5.  Interests of Named Experts and Counsel.

         Carter, Ledyard & Milburn, counsel for the Registrant, has given the opinion being filed as Exhibit 5 to this Registration Statement as to the legality of the securities being registered hereby. Heywood Shelley, a partner in Carter, Ledyard & Milburn, is a director of the Registrant and the owner of 1,500 shares of the Registrant's Common Stock. In addition, Mr. Shelley has been granted options by the Registrant to purchase an additional 49,000 shares of Common Stock and is eligible, as a non-employee director, to be granted further options under the Stock Option Plan for Non-Employee Directors.

Item 6.  Indemnification of Directors and Officers.

         Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York, the registrant's jurisdiction of incorporation, which provides for indemnification of directors and officers under certain circumstances.

         Section 7.02 of the Registrant's Bylaws provides as follows:

         "Indemnification. The Corporation shall indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal (and whether or not by or in the right of the corporation or of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise), by reason of the fact that such person, his testator or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, provided that (i) no indemnification may be made to or on behalf of any person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a finan-cial profit or other advantage to which he was not legally entitled; (ii) no indemnification shall be required in connection with the settlement of any pending or threatened action or proceeding, or any other disposition thereof except a final adjudication, unless the corporation has consented to such settlement or other disposition, and (iii) the corporation shall not be obligated to indemnify any person by reason of the adoption of this Section 7.02 if and to the extent such person is entitled to be indemnified under a policy of insurance as such policy would apply in the absence of the adoption of this Section 7.02.

         "Reasonable expenses, including attorneys' fees, incurred in defending any action or proceeding, whether threatened or pending, shall be paid or reimbursed by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the person seeking indemnifica-tion to repay such amount to the corporation to the extent, if any, such person is ultimately found not to be entitled to indemnification.

         "Notwithstanding any other provision hereof, no amendment or repeal of this Section 7.02, or any other corporate action or agreement which prohibits or otherwise limits the right of any person to indemnification or advancement or reimbursement of expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such amendment or repeal or other corporate action or agreement shall deprive any person of any right hereunder arising out of any alleged or actual act or omission occurring prior to such 60th day.

         "The corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights to indemnification and advancement and reimbursement of reasonable expenses, including attorneys' fees, to the extent permitted by law, but the corporation's failure to do so shall not in any manner affect or limit the rights provided for by this Section 7.02 or otherwise.

         "For purposes of this Section 7.02, the term 'the corporation' shall include any legal successor to the corpora-tion, including any corporation which acquires all or sub-stantially all of the assets of the corporation in one or more transactions. For purposes of this Section 7.02, the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines.

         "The rights granted pursuant to or provided by the foregoing provisions of this Section 7.02 shall be in addition to and shall not be exclusive of any other rights to indemni-fication and expenses to which any such person may otherwise be entitled by law, contract or otherwise."

         The Registrant has policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933.


Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

         The index to exhibits appears on the page immediately following the signature pages of this Registration Statement.

Item 9.  Undertakings.

         (1)  The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

              (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act and incorporated herein by reference;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amend-ment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of East Hills, State of New York, on the 4th day of
December, 1995.


                             PALL CORPORATION



                             By:/s/Jeremy Hayward-Surry
                                Jeremy Hayward-Surry
                                President, Treasurer and
                                  Chief Financial Officer

                        POWER OF ATTORNEY

         Each person whose signature appears below hereby con-stitutes Eric Krasnoff, Jeremy Hayward-Surry and Peter Schwartzman, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange
Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the above power of attorney have been signed on December 4, 1995, by the following persons in the capacities indicated.

    Signature                          Title



/s/Eric Krasnoff                  Chairman and Chief Executive
    Eric Krasnoff                   Officer (Principal Executive
                                    Officer) and Director



/s/Jeremy Hayward-Surry           President, Treasurer
     Jeremy Hayward-Surry          and Chief Financial Officer
                                   (Principal Financial Officer)
                                    and Director



/s/Peter Schwartzman              Chief Accountant
    Peter Schwartzman               (Principal Accounting
                                    Officer)


                                  Director
     Abraham Appel



/s/Ulric Haynes, Jr.              Director
     Ulric Haynes, Jr.



                                  Director
     Edwin W. Martin, Jr.



/s/David B. Pall                  Director
     David B. Pall



/s/Katharine L. Plourde           Director
     Katharine L. Plourde



/s/Chesterfield F. Seibert        Director
  Chesterfield F. Seibert



/s/Heywood Shelley                Director
     Heywood Shelley



                                  Director
     Alan B. Slifka



/s/James D. Watson                Director
    James D. Watson



/s/Derek T.D. Williams            Director
    Derek T.D. Williams

                             EXHIBIT INDEX



Exhibit No.
-----------



(4)*       Rights Agreement dated as of November 17,
           1989, between the Registrant and United
           States Trust Company of New York, as Rights
           Agent, filed as Exhibit I to the Registrant's
           Registration Statement on Form 8-A (File No.
           1-4311) dated September 10, 1992, for the registration of the Common Share Purchase
           Rights pursuant to Section 12(b) of the
           Securities Exchange Act of 1934


(5)        Opinion of Carter, Ledyard & Milburn



(23)(a)    Consent of Carter, Ledyard & Milburn
           (included in Exhibit 5)



(23)(b)    Consent of KPMG Peat Marwick LLP



(24) Powers of Attorney (included in the signa-ture page of this Registration Statement)




*  Incorporated herein by reference.

                           E X H I B I T   5

                      CARTER, LEDYARD & MILBURN
                          Counsellors at Law
                             2 Wall Street
                       New York, New York  10005









                                                    (212) 238-8709


                              December 4, 1995


  Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street, N.W.
  Washington, D.C.  20549

          Re:  Pall Corporation

  Dear Sirs:

     We have acted as counsel for Pall Corporation, a New York corporation (the "Corporation"), in connection with the adoption of its 1995 Employee Stock Option Plan and its Stock Option Plan for Non-Employee Directors (collectively, the "Plans"). The Plans provide for the sale upon the exercise of options of up to an aggregate of 4,300,000 shares (the "Shares") of the Common Stock, $.10 par value per share, of the Corporation (the "Common Stock") and up to an aggregate of 4,300,000 Common Share Purchase Rights (the "Rights"). The Shares may be either autho-rized but unissued or reacquired shares. Each Right will be issued in connection with the issuance of one of the Shares and, prior to the Distribution Date (as defined in the Rights Agreement providing for the Rights), will be transferable with and only with, and will be evidenced by the certificate evi-dencing, such Share.

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that up to 4,000,000 previously unissued Shares and Rights which may be the subject of options under the 1995 Employee Stock Option Plan, and up to 300,000 previously unissued Shares and Rights which may be the subject of options under the Stock Option Plan for Non-Employee Directors, when paid for in accordance with the terms of the Plans and the options granted thereunder, will be legally issued, and such Shares will be fully-paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Corporation's Form S-8 Registration Statement for the Shares and Rights.

                              Very truly yours,


                              /s/CARTER, LEDYARD & MILBURN

  HS:lrh

                           E X H I B I T   23(b)

                       CONSENT OF INDEPENDENT AUDITORS




  Board of Directors
  Pall Corporation:


  We consent to the incorporation by reference, in the Registration Statement on Form S-8 of Pall Corporation relating to 4,300,000 shares of its common stock and 4,300,000 of its common share purchase rights authorized for issuance under its 1995 Employee Stock Option Plan and Stock Option Plan for Non-Employee Directors, of our reports dated September 5, 1995, relating to the consolidated balance sheets of Pall Corporation and its subsidiaries as of July 29, 1995, and July 30, 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended July 29, 1995, which reports are incorporated by reference or appear in the annual report on Form
  10-K of Pall Corporation for the fiscal year ended July 29, 1995.

  Such reports refer to the adoption by the Company in fiscal 1995 of the Financial Accounting Standards Board Statement of
  Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits".




                              KPMG PEAT MARWICK LLP


  Jericho, New York
  November 30, 1995